WILBANKS, SMITH & THOMAS ASSET MANAGEMENT, LLC

CODE OF ETHICS

A.                Responsibility.

It is the responsibility of all employees to assist the Company in fulfilling its fiduciary duties to its clients. Employees shall not:

1.	Defraud a client in any manner;

2.	Mislead a client, including the making of a statement that omits material facts;

3.	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

4.	Engage in any manipulative practice with respect to a client; and

5.	Engage in any manipulative practice with respect to investments.

B.                Confidentiality.

The Company and all of its employees must keep all information about clients (including former clients) in strict confidence as required by law and consistent with the Company’s privacy policy.

C.                Conflicts of Interest.

As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. All employees have a duty to report potential and actual conflicts of interest to the CCO.

D.                Gifts and Entertainment.

1.	Gifts.

a)	No Access Person shall give or accept gifts or other benefits to or from any client or any other person or entity that does business with or on behalf of the adviser in which the value of such exceeds $250 (per occurrence) without prior approval from the CCO.

b)	ERISA: No gift or other benefit of any amount shall be given to an ERISA plan fiduciary without prior approval from the CCO.

c)	Conferences and meetings: Access Persons may attend conferences or meetings sponsored by custodians or other service providers. Where some or all of the travel expenses related to these conferences or meetings are to be paid by those custodians or service providers, prior approval for attendance must be obtained from the CCO.

d)	Should a question arise as to the propriety of a gift or other benefit the Access Person should promptly seek the opinion of the CCO. The CCO will maintain a log for any requests that require approval.

e)	Access Persons shall sign a gift policy acknowledgement each quarter. (Exhibit A)

2.	Entertainment. Normal entertainment of a de minimums nature such as meals or sporting events is permitted without prior approval if it could not be construed as influencing an access person’s judgment.

E.                 Suitability.

The Company shall recommend those investments for which it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances. In addition, clients will be requested to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.

F.                 Outside Activities.

1.	No Access Person shall commence service on the board of directors of a publicly traded company or any company in which any client account holds a position without prior authorization from CCO. This authorization shall be based upon a determination that the board service would not be inconsistent with the interests of the clients or the Company.

2.	Outside business or investment activities that detract from an Access Person’s effectiveness as an employee of the Company are undesirable and, therefore, are strongly discouraged. Participation in outside business or investment activities in the form of ownership, employment or contractual relationship must be promptly reported to the CCO.

G.                Personal Securities Transactions.

1.	Definitions.

a)	Access Person means any employee who has access to nonpublic information regarding clients’ purchases or sales of securities, who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. All full-time employees of the Company are considered Access Persons for the purpose of this Code.

b)	Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or on any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

c)	Reportable Securities means any Security in which an Access Person has or acquires a direct or indirect beneficial ownership. An Access Person is presumed to be the beneficial owner of any Securities held by his or her immediate family members or domestic partners who also share the Access Person’s household. The term shall not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by open-end funds other than funds managed or underwritten by the Company or an affiliate; and

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds provided none are managed or underwritten by the Company or an affiliate.

d)	Beneficial Ownership.

The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his or her own benefit, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he or she is a member if he or she may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entry in which he or she owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio. An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship or agreement he or she obtains financial benefits substantially equivalent to those of ownership. An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not currently possess the benefits of ownership if he or she can vest or re-vest title in himself or herself at once or at some future time.

2.	Personal Securities Transactions.

a)	Prohibited Transactions.

(1)	Initial Public Offerings: Any purchase of securities by an Access Person in an initial public offering (other than a new offering of a registered open-end investment company) is prohibited.

b)	Restricted Transactions: All Access Persons shall be subject to the following restrictions when engaging in transactions:

(1)	Private Placements: Acquisition of beneficial interests in securities that are not publicly traded by an Access Person must be reported to the CCO prior to the investment in order to confirm that the proposed investment is consistent with the best interests of the Company’s clients. This confirmation will be made by the COO or, in his absence, by the President.

(2)	Pre-Clearance: All Access Persons must obtain pre-clearance for transactions in Reportable Securities prior to the entry of order unless the transaction is exempt from pre-clearance as set out below.

(i) Access Persons must submit an E-Mail request containing pertinent information including quantity, name of security, type of order such as buy or sell and submit it to the Head Trader, Tom McNally, for review and confirmation who shall then forward the request to the CCO for approval prior to entry of an order.

(ii) Once an Access Person's request has been approved, the transaction must be executed on the same day as approved.

(iii) Any Reportable Security that is being considered by the Company’s investment committee as an initial purchase and is pending or is under active consideration for any client’s account by the Company may not be purchased for any Access Person’s account, prior to the initial establishment of that security’s position in client accounts. Any security that is being considered for sale in a client’s account may not be sold in an Access Person’s account prior to the liquidation of that security’s position in client accounts.

c)	Pre-Clearance Exemptions: The following Reportable Securities’ transactions are exempt from the Pre-Clearance restrictions but NOT from annual reporting requirements:

(1)	Futures and Options on currencies or on a broad-based securities index;

(2)	Exchange traded funds (ETFs);

(3)	Municipal bond trades;

(4)	Certain closed-end index funds;

(5)	Purchases or sales pursuant to an automatic investment plan;

(6)	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of rights so acquired;

(7)	Transactions over which an access person has no direct or indirect influence or control;

(8)	Accounts managed with discretion by other investment advisers where the Company has no trading or decision making authority;

(9)	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(10)	Securities transactions where neither the Access Person nor an immediate family member is aware of the transaction before it is completed (e.g. securities transactions effected by a trustee or blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed); and

(11)	Other securities that may on occasion be designated as exempt in writing by the CCO based on the determination that the risk of client conflict is minimal.

3.	Monitoring. The CCO or designee will be responsible for the following review process to confirm adherence by each Access Person with the investment restrictions, i.e., pre-clearance:

a)	Reviewing all transactions in the Advent system (if applicable) and comparing those reportable securities’ transactions to the pre-clearance requests and restricted lists;

b)	Reviewing each Access Person’s monthly/quarterly brokerage account statements; and

c)	Reviewing all quarterly transaction reports.

This monitoring process shall be completed by the designee for the purposes of reviewing the personal transactions of the CCO.

4.	Quarterly Report. Each Access Person shall submit to the CCO quarterly reports of all transactions effected in Reportable Securities during the applicable quarter held in accounts over which the access person has direct or indirect influence or control. (Exhibit A) These reports are due within thirty (30) days after the end of the applicable calendar quarter.

a)	Each quarterly report must contain, at a minimum, the following information about each transaction not previously reported during the applicable quarter involving a Reportable Security:

(1)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount (if applicable) of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the security at which the transaction was effected;

(4)	The name of the broker-dealer or bank with or through which the transaction was effected;

(5)	A declaration that the Access Person understands the Company’s personal trading restrictions and that he/she has not violated the Company’s policies;

(6)	The date the Access Person submits the report; and

(7)	The Access Person’s signature.

5.	Initial and Annual Holdings Report. Within ten days of the date of initial employment and annually thereafter each Access Person shall submit to the CCO a holdings report (Exhibit B) along with copies of brokerage or custodial statements or other reporting of the Access Person’s current Reportable Securities.

a)	Each Holdings Report must contain:

(1)	The title and type of each Reportable Security, and as applicable the exchange ticker symbol or CUSIP symbol, number of shares, and principal amount of each Reportable Security;

(2)	The account title and account number of all accounts at broker- dealers or banks whether or not the account holds any Reportable Securities; and

(3)	The date the Access Person submits the report and his/her signature.

b)	All information submitted must be current as of a date no more than 45 days before the annual report is submitted.

6.	Exceptions. The CCO may on occasion grant an exception to the prohibitions and restrictions of this Code provided it is determined that the financial interest of the Company’s clients are not adversely affected. Any such exceptions shall be documented in writing.

H.                Violations.

Each employee of the Company, whether designated as an Access Person or not, shall promptly report to the CCO any apparent violation of the provisions of this Code of Ethics or any conduct inconsistent with the Company’s fiduciary duties to its clients. Employees who report such violations will not be disfavored in any manner because of violation reports they put forward. It is the option of employees reporting code violations to make such reports anonymously.

Upon determining that any employee has not complied with the requirements of this Code of Ethics, the Company may impose on that person whatever sanctions it deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Such persons may also be subject to civil, regulatory or criminal sanctions.

I.                   Copy of Code to Clients.

Clients will be provided, upon request, with a copy of the Code of Ethics.

J.                  Federal Securities Laws.

Each employee of the Company, whether designated as an Access Person or not, shall comply with all applicable federal securities laws and regulations.

K.                Questions.

Any questions concerning any provision of this Code of Ethics or any other matter of apparent concern by any employee should be directed to the CCO.

L.                 Books / Records.

The Company shall maintain for five years copies of the Code of Ethics and any amendments thereto, records of any violation of the Code of Ethics and any action taken as a result of the violation, written acknowledgements obtained from any employee, each annual and/or initial Holdings Report provided by any employee, a record of the names of all Access Persons and any written approval of an Access Person’s acquisition of a Security offered through a limited offering/private placement or initial public offering.

M.               Acknowledgement/Annual Certification.

Annually each employee and new employee shall be provided with a copy of the Code of Ethics and all amendments. Each employee and new employee shall provide the Company with a written acknowledgement (Exhibit C).

N.                Annual Review.

The CCO shall review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

O.                Insider Trading.

1.	Supervisory Responsibility. The CCO shall be responsible for implementing, monitoring and enforcing the Company's policies and procedures against insider trading.

2.	Section 204A of the Advisers Act. Section 204A of the Advisers Act requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities Exchange Act of 1934 (“Exchange Act”). This conduct is frequently referred to as "insider trading."

3.	Definitions.

a)	Insider. The term “insider” is broadly defined. It includes officers, directors and employees of a firm. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a firm’s affairs and, as a result, is given access to information solely for the firm’s purposes. A temporary insider can include, among others, the firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company (WST) may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company may be considered an insider.

b)	Insider Trading. The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	Trading by an insider on the basis of material non-public information;

(2)	Trading by a non-insider (also called a “temporary insider”) on the basis of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

(3)	Communicating material non-public information to others.

c)	Material Information. The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

d)	Non-Public Information. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

4.	The Company’s Policy on Insider Trading. All employees are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of applicable laws. Employees should direct any questions regarding the Company’s policy on insider trading to the CCO.

5.	Prevention of Insider Trading. To prevent insider trading from occurring, the CCO shall:

a)	require each employee to annually review the Company’s policy on insider trading and sign the Agreement To Abide By Written Policies and Procedures (Exhibit C);

b)	answer questions and inquiries regarding the Company’s policy;

c)	review the Company's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

d)	resolve issues as to whether information received by an employee constitutes material and non-public information;

e)	upon determination that an employee has possession of material non-public information:

(1)	implement measures, in consultation with senior management, to prevent dissemination of such information; and,

(2)	restrict employees from trading on any affected securities; and,

f)	hold meetings with all employees at least annually to review the policy.

6.	Detection of Insider Trading. In order to detect insider trading, the CCO shall, on a quarterly basis:

a)	review the personal trading activity reports filed by each employee; and

b)	submit his or her trading records and other relevant information to the CCO’s designee for review.

7.	Immediate Reports. Immediately upon learning of a potential insider trading violation, the CCO shall prepare or have prepared a written report providing full details, any sanctions proposed to be issued and future corrective actions, if any, to be taken.

P.                Political Activities by Investment Advisors.

1.	Purpose.

This policy establishes the procedures by which the Company will comply with SEC Rule 206(4)-5 and related recordkeeping rules in Rule 204-2, regarding restrictions on certain political activity by investment advisers such as the Company who do business with government entities.

The intent of Rule 206(4)-5 is to remove the connection between political contributions and related activities relating to state and local officials who may have influence over the awarding of government, government entity, and public pension investment advisory business (i.e., “pay-to-play” practices).

SEC Rule 206(4)-5 accomplishes this by:

a)	Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if certain employees of the investment adviser make political contributions to certain officials of that government entity in excess of certain limits;

b)	Prohibiting the solicitation or coordination of political contributions to such officials or certain state or local political parties;

c)	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

d)	Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to certain employees.

2.	Oversight and Pre-Approval Requirement.

The Company’s CCO will oversee the procedures set forth in this Policy.

ALL EMPLOYEES OF WILBANKS, SMITH & THOMAS INCLUDING ALL OFFICERS, EXECUTIVE OFFICERS AND DIRECTORS ARE REQUIRED TO OBTAIN PRE-APPROVAL OF ALL POLITICAL CONTRIBUTIONS AND OTHER POLITICAL INVOLVEMENT OR ACTIVITY OF ANY TYPE WHATSOEVER WHETHER ON THE EMPLOYEE’S BEHALF OR ON BEHALF OF WST BY FOLLOWING THE PRE-APPROVAL PROCESS SET FORTH BELOW.

3.	Definitions.

a)	Contribution includes but is not limited to any gift, subscription, loan, advance, or deposit of money or anything of value made for:

(1)	The purpose of influencing any election for federal, state, or local office;

(2)	The payment of debt incurred in connection with any such election; or

(3)	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

b)	Government Entity is any state or political subdivision of a state, including

(1)	any state or local government; any agency, authority or instrumentality of a state or local government;

(2)	any pool of assets sponsored or established by a state or local government (such as a defined benefit pension plan, separate account or general fund);

(3)	any plan or program of a government entity; and

(4)	any officers, agents, or employees of the state or political subdivision or any agency, authority, or instrumentality thereof, act in their official capacity.

c)	Investment Advisory Services Business - The types of business subject to SEC Rule 206(4)-5 include:

(1)	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;

(2)	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

(3)	Investment pools/funds that are registered with the SEC (such as mutual funds) that is offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in.

(4)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

d)	Coordinating Contributions includes bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

e)	Soliciting Contributions includes communicating, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

4.	Pre-Approval Process.

All employees including all officers, executive officers and directors are required to obtain approval from the Company’s COO prior to making any contribution of any value to any candidate for any political office or to any political party; prior to coordinating or soliciting contributions, or engaging in any political fundraising; prior to establishing, controlling, contributing to, or otherwise being involved in the governance or operation of any political action committee (“PAC”); and prior to using a third-party or an affiliate (i.e., anyone who is not an employee of the Company) to solicit investment advisory services business.

Approval is obtained by submission of a “Political Contribution or Activity Request Form” (Exhibit D) to the CCO, and the CCO will coordinate with the COO for the review and evaluation of each request to determine whether the request will trigger a ban on the Company receiving compensation for investment advisory services business as well as other Company policies or considerations and then promptly notify the employee who submitted the request in writing whether the request has been approved or not.

Although pre-approval is still required, the following requests will be approved without review of investment advisory services business, as they will not trigger a ban on the Company receiving compensation for investment advisory services business:

Contributions to any state candidate, local candidate, or official by an employee, if:

a)	The employee is entitled to vote for such candidate and the contribution(s) do not exceed $350 per election; or

b)	The employee is not entitled to vote for the candidate and the contribution(s) do not exceed $150 per election.

5.	Examples.

To the extent employees incur expenses from personal resources (e.g., hosting a reception) or utilize Company resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind contribution either by the employee or by the Company so pre-approval is required.

Employees who solicit or coordinate contributions (such as serving on a candidate campaign’s finance committee) must obtain pre-approval.

Employees who undertake any political activity using the Company name, during working hours, on Company premises and/or with the use of any Company equipment, property, funds or personnel must obtain pre-approval.

Merely having one’s name appear in the letterhead or any other portion of a fundraising letter requires pre-approval.

Volunteer services provided to a candidate or campaign by employees on their own personal time may be approved but the pre-approval process must still be complied with.

The foregoing examples are intended as illustrations of particular situations only and should not be considered to be a complete list of all situations which may arise.

6.	Indirect Contributions or Activities.

Employees are prohibited from performing any act which would result in a violation of this policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including Company affiliates, placement agents, or third-party PACs, as “conduits” to circumvent this policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an employee will be considered to be made by that employee and subject to the pre-approval procedures set forth herein.

7.	Prospective New Employees.

Because contributions made within two years prior to becoming an employee of, or affiliated with, the Company may trigger a ban on the Company receiving compensation for investment advisory services business, the CCO will review each prospective new employee or other affiliate’s prior contributions before approving him or her for employment or affiliation with the Company.

8.	Notification of Investment Advisory Services.

All employees must promptly notify the CCO of any investment advisory services business with any government entity engaged in on behalf of the Company of which the employee is aware. This includes any employee who works with an approved third-party or affiliate to obtain such investment advisory services business. The employee must also notify the CCO whenever the employee becomes aware that the Company has terminated its investment advisory services to any government entity.

9.	Records Retention.

Please note that the CCO will keep required records in compliance with SEC Rule 204-2 which will include information relating to contributions or other political activity by our employees. This information may be made available to governmental entities or other third parties.

10.	Effect of Violations.

Failure to abide by these procedures may subject an employee to internal disciplinary action including censure or suspension or termination of employment as well as regulatory sanctions. Violations may also result in a ban on the Company receiving compensation for investment advisory services business or may obligate the Company to refund fees received in connection with such investment advisory services business as well as subjecting the Company to regulatory sanctions.